  Exhibit 99.1
VistaGen Receives Notice of Allowance from U.S. Patent and Trademark Office for U.S. Patent Regarding Methods of Production for AV-101

South San Francisco, CA (September 28, 2017) – VistaGen Therapeutics Inc. (NASDAQ: VTGN), a clinical-stage biopharmaceutical company focused on developing new generation medicines for depression and other central nervous system (CNS) disorders, today announced receiving a Notice of Allowance from the U.S. Patent and Trademark Office (USPTO) for U.S. Patent Application No. 14/775,287 related to certain methods of production for AV-101, VistaGen’s lead CNS product candidate.

"We are pleased that the USPTO has allowed this U.S. patent relating to production methods for AV-101 at this significant period in its clinical development. Together with other granted patents and pending patent applications, this new patent will enhance our exclusivity for AV-101,” stated Shawn Singh, Chief Executive Officer of VistaGen. “We are also pleased that a corresponding patent application has been granted in China. Together with the Notice of Intention to Grant European Patent 2948140B1, which relates to treatment of depression with AV-101 and its use to reduce levodopa-induced dyskinesia associated with Parkinson's disease therapy, this Notice of Allowance in the U.S. is yet another important step forward, further strengthening and expanding our AV-101 IP portfolio.”

About VistaGen
VistaGen Therapeutics, Inc. (NASDAQ: VTGN), is a clinical-stage biopharmaceutical company focused on developing new generation medicines for depression and other central nervous system (CNS) disorders. VistaGen’s lead CNS product candidate, AV-101, is in Phase 2 development, initially as a new generation oral antidepressant drug candidate for major depressive disorder (MDD). AV-101's mechanism of action is fundamentally different from all FDA-approved antidepressants and atypical antipsychotics used adjunctively to treat MDD, with potential to drive a paradigm shift towards a new generation of safer and faster-acting antidepressants. AV-101 is currently being evaluated by the U.S. National Institute of Mental Health (NIMH) in a small Phase 2 monotherapy study in MDD being fully funded by the NIMH and conducted by Dr. Carlos Zarate Jr., Chief, Section on the Neurobiology and Treatment of Mood Disorders and Chief of Experimental Therapeutics and Pathophysiology Branch at the NIMH. VistaGen is preparing to launch a 180-patient Phase 2 study of AV-101 as an adjunctive treatment for MDD patients with an inadequate response to standard, FDA-approved antidepressants. Dr. Maurizio Fava of Harvard University will be the Principal Investigator of the Company’s Phase 2 adjunctive treatment study. AV-101 may also have the potential to treat multiple CNS disorders and neurodegenerative diseases in addition to MDD, including neuropathic pain, epilepsy, Huntington’s disease, levodopa-induced dyskinesia associated with Parkinson’s disease therapy and other disorders where modulation of the NMDA receptors, activation of AMPA pathways and/or key active metabolites of AV-101 may achieve therapeutic benefit.

For more information, please visit www.vistagen.com and connect with VistaGen on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the successful launch, continuation and results of the NIMH’s Phase 2 (monotherapy) and/or the Company’s planned Phase 2 (adjunctive therapy) clinical studies of AV-101 in MDD, and other CNS diseases and disorders, including neuropathic pain and levadopa-induced dyskinesia associated with Parkinson’s disease therapy, protection of its intellectual property, and the availability of substantial additional capital to support its operations, including the AV-101 clinical development activities described above. These and other risks and uncertainties are identified and described in more detail in VistaGen’s filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC’s website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

Company Contact
Mark A. McPartland
VistaGen Therapeutics Inc.
Phone: +1 (650) 577-3600
Email: IR@vistagen.com

Investor Contact:
Valter Pinto / Allison Soss
KCSA Strategic Communications
Phone: +1 (212) 896-1254/+1 (212) 896-1267
Email: VistaGen@KCSA.com

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